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                                                               FILE PURSUANT TO
PROSPECTUS                                                     RULE 424(b)(2)

                       BANKERS TRUST NEW YORK CORPORATION
 [LOGO]

                                  COMMON STOCK

  This prospectus relates to 3,000,000 shares (the "Shares") of Common Stock, $1.00 par value (the "Common Stock"), of Bankers Trust New York Corporation (the "Corporation") to be offered from time to time for the account of one or more of the selling shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders" and "Description of the Corporation's Common Stock".

  The Shares may be sold from time to time by the Selling Shareholders, in separate transactions or in a single transaction, directly or through agents, brokers or dealers designated from time to time. If necessary, a supplemental Prospectus will describe the method of sale in greater detail. The Corporation will not receive any of the proceeds from the sale of the Shares offered hereby but will bear certain of the expenses thereof. See "Use of Proceeds" and "Plan of Distribution".

  The Selling Shareholders, agents, brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting compensation under the Securities Act. See "Plan of Distribution".

  The Common Stock is quoted on the New York Stock Exchange under the symbol "BT". On July 19, 1996, the last reported sale price of the Common Stock was $71.875 per share.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON  THE  ACCURACY OR  ADEQUACY  OF THIS  PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is July 31, 1996.
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                             AVAILABLE INFORMATION

  The Corporation has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Shares (together with all amendments, exhibits and schedules thereto, the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved.

  The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement as well as such reports, proxy statements and other information concerning the Corporation can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the office of the New York Stock Exchange and the office of the American Stock Exchange on which certain securities of the Corporation are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Corporation hereby incorporates by reference in this Prospectus the following documents:

    (a) the Corporation's Annual Report on Form 10-K (file number 1-5920) for the year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act;

    (b) the Corporation's Quarterly Report on Form 10-Q (file number 1-5920) for the quarter ended March 31, 1996, filed pursuant to Section 13 of the Exchange Act;

    (c) the Corporation's Current Reports on Form 8-K (file number 1-5920) dated March 19, April 15, April 25, May 3, May 22, June 18, July 18 and July 22, 1996; and

    (d) the description of the Corporation's Common Stock contained in the Corporation's Registration Statement on Form 8-C (file number 1-5920), filed pursuant to Section 12 of the Exchange Act.

  All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or in any accompanying supplemental Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The information relating to the Corporation contained in this Prospectus should be read together with the information in the documents incorporated by reference.


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  Any person who receives a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein. Written requests should be mailed to the: Office of the Secretary, Bankers Trust New York Corporation, 130 Liberty Street, New York, New York 10006. Telephone requests may be directed to 212-250-2201.

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  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING SUPPLEMENTAL PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENTAL PROSPECTUS DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SUPPLEMENTAL PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, THE DATE OF FILING WITH THE COMMISSION.

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                       BANKERS TRUST NEW YORK CORPORATION

GENERAL

  The Corporation is a bank holding company, incorporated under the laws of the State of New York in 1965. At June 30, 1996, the Corporation had consolidated total assets of $114.6 billion. The Corporation's principal banking subsidiary is Bankers Trust Company ("BTCo"). BTCo, founded in 1903, is among the largest commercial banks in New York City and the United States, based on consolidated total assets. The Corporation concentrates its financial and managerial resources on selected markets and services its clients by meeting their needs for financing, advisory, processing and sophisticated risk management solutions. The core organizational units of the Corporation are Investment Banking, Risk Management Products & Services, Trading & Sales, Investment Management, Client Processing Services, Asia, Latin America, Australia/New Zealand and Corporate. Among the institutional market segments served are corporations, banks, other financial institutions, governments and agencies, retirement plans, not-for-profit organizations, wealthy individuals, foundations and private companies. BTCo originates loans and other forms of credit, accepts deposits, arranges financings and provides numerous other commercial banking and financial services. BTCo provides a broad range of financial advisory services to its clients. It also engages in the proprietary trading of currencies, securities, derivatives and commodities.

  The Corporation is a legal entity separate and distinct from its subsidiaries, including BTCo. There are various legal limitations governing the extent to which certain of the Corporation's subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, the Corporation or certain of its other subsidiaries. The rights of the Corporation to participate in any distribution of assets of any subsidiary upon its dissolution, winding-up, liquidation or reorganization or otherwise are subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation may itself be a creditor of that subsidiary and its claims are recognized. Claims on the Corporation's subsidiaries by creditors other than the Corporation include long-term debt and substantial obligations with respect to deposit liabilities, trading liabilities, federal funds purchased, securities sold under repurchase agreements and commercial paper, as well as short-term borrowings and accounts payable.

  The Corporation's principal executive offices are located at 130 Liberty Street, New York, New York 10006 and its telephone number is (212) 250-2500.

RECENT DEVELOPMENTS

  On May 21, 1996, the Corporation entered into a definitive agreement pursuant to which Wolfensohn & Co., Inc., a Delaware corporation ("Wolfensohn"), will merge with and into BT Securities Corporation, a Delaware corporation and direct, wholly-owned subsidiary of the Corporation (the "Merger"). The terms of the merger agreement call for the Corporation to issue 2,881,476 Shares and pay $7 million for the stock of Wolfensohn representing its net assets and business. The number of Shares to be issued was based on a formula price of $70.45 per Share as defined in the merger agreement. The Merger is expected to result in the creation of the BT Wolfensohn Merger, Acquisition and Corporate Advisory Group within the Corporation and BT Securities Corporation (the latter hereinafter "BT Wolfensohn Group"). On July 19, 1996, the Federal Reserve Bank of New York approved the Merger, and it is expected to close during the third quarter of 1996.

                                USE OF PROCEEDS

  The Corporation will not receive any proceeds from the sales hereunder of the Shares but will bear certain of the expenses thereof. See "Plan of Distribution".

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                              SELLING SHAREHOLDERS

  The Shares are being offered for the account of the selling shareholders of Bankers Trust New York Corporation named below (the "Selling Shareholders"). Each of the Selling Shareholders may offer its Shares in separate transactions or in a single transaction. The Shares will be issued by the Corporation to the Selling Shareholders in connection with the consummation of the Merger, pursuant to a Plan and Agreement of Merger (the "Merger Agreement") dated as of May 21, 1996, among the Corporation, Wolfensohn and its shareholders. Shares will also be issued to James D. Wolfensohn pursuant to the Termination and Non-Competition Agreement dated as of May 21, 1996 by and among Wolfensohn, the Corporation and James D. Wolfensohn. Mr. Wolfensohn, who had left the firm on May 31, 1995, was no longer a shareholder of Wolfensohn at the date of the Merger Agreement.

  Upon consummation of the Merger, the Selling Shareholders will be the beneficial owners of an aggregate of 2,881,476 shares of Common Stock. The Selling Shareholders are Paul A. Volcker, Raymond L. Golden, Glen S. Lewy, Jeffrey A. Goldstein, Maureen A. Hayes, Peter Nager, Stephen A. Oxman, Stuart
W. Ray, Elliott K. Slade, H. Marshall Sonenshine and James D. Wolfensohn. Upon consummation of the Merger, no Selling Shareholder will hold more than 1% of the outstanding shares of Common Stock.

  Because the Selling Shareholders may sell all or a portion of the shares of Common Stock that may be offered pursuant to this Prospectus, the number of shares that will be owned by each Selling Shareholder upon termination of this offering cannot be determined.

  Paul A. Volcker, the current chairman of Wolfensohn, will join the Board of Directors of the Corporation and BTCo, subject to appropriate approvals. In addition, Mr. Volcker will serve as a consultant to the Chairman and other senior executives of the Corporation.

  Raymond L. Golden, the current president of Wolfensohn, will become chairman of the BT Wolfensohn Group. Jeffrey A. Goldstein and Glen S. Lewy, currently vice chairmen of Wolfensohn, will become vice chairmen of the BT Wolfensohn Group, and each of the three will be Senior Vice Presidents of the Corporation and will be appointed to its Management Committee. The six other partners of Wolfensohn will join BT Securities Corporation as managing directors and members of the BT Wolfensohn Group.

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                 DESCRIPTION OF THE CORPORATION'S COMMON STOCK

  The Corporation is authorized to issue 300,000,000 shares of Common Stock, par value $1.00 per share. The Common Stock does not have preemptive rights. The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Certificate of Incorporation and the By-Laws of the Corporation.

COMMON STOCK

  Subject to the rights of holders of preferred stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation out of any funds legally available therefor, and are entitled upon liquidation, dissolution or winding up, after claims of creditors, to receive pro rata the net assets of the Corporation. The holders of the Common Stock are entitled to one vote for each share held and are vested with all of the voting power except as the Board of Directors shall have provided voting rights with respect to any series of preferred stock.

  Holders of shares of Common Stock have non-cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining fewer than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors. The Common Stock does not have any sinking fund, conversion or redemption provisions.

  Harris Trust Company of New York is the Transfer Agent and Registrar of the Common Stock of the Corporation. The Common Stock is listed on the New York Stock Exchange and The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited. At June 30, 1996, there were outstanding 79,920,914 shares of the Corporation's Common Stock.

                              PLAN OF DISTRIBUTION

  The Shares may be sold from time to time directly by one or more of the Selling Shareholders in separate transactions or in a single transaction. Such sales may be made on the New York Stock Exchange, or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. Alternatively, from time to time one or more of the Selling Shareholders may offer Shares through brokers, dealers or agents, who may receive compensation in the form of concessions or commissions from any such Selling Shareholders, agents and/or the purchasers for whom they may act as agent. If necessary, a supplemental Prospectus will describe the method of sale in greater detail. In addition, any of the Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

  The Selling Shareholders and any such brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits on the sale of Shares by them and any associated discounts, commissions or concessions that are received may be deemed to be underwriting compensation under the Securities Act. To the extent a Selling Shareholder may be deemed to be an underwriter, he or she may be subject to certain statutory liabilities under the Securities Act, including but not limited to Sections 11 and 12 of the Securities Act.

  Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. If applicable, such prices will be determined by agreement between the Selling Shareholders and any such dealers. The Selling Shareholders may, from time to time, authorize dealers, acting as the Selling Shareholders' agents, to solicit offers to purchase Shares upon the terms and conditions set forth in any supplemental Prospectus.

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  The Selling Shareholders and any other person participating in a sale or distribution of Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders and any other such person.

  The Corporation has agreed to pay all expenses incident to the Registration Statement and the sale of the Shares being offered by the Selling Shareholders, other than commissions, fees and discounts of brokers, dealers or agents.

  In order to comply with securities laws in certain jurisdictions, the Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

                         VALIDITY OF OFFERED SECURITIES

  Unless otherwise specified in the applicable supplemental Prospectus, the validity of the Shares to which this Prospectus relates will be passed upon for the Corporation by Melvin A. Yellin, Esq., an Executive Vice President and General Counsel of the Corporation. Mr. Yellin beneficially owns, has an interest in or has rights to acquire under various of the Corporation's employee benefit plans an aggregate of less than .25% of the Corporation's outstanding Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Corporation for the year ended December 31, 1995 incorporated by reference into this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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